Exhibit 13

Schedule 13D Joint Filing Agreement

The undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:

The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

In Witness Whereof, the undersigned have caused this Agreement to be signed as of the date set forth below.

Date: July 28, 2003

Signatures:

By:	/s/ JON M. STOUT
Jon M. Stout

By:	/s/ PATRICIA W. STOUT
Patricia W. Stout

STOUT DYNASTIC TRUST

By:	/s/ JON M. STOUT
Name:	Jon M. Stout
Title::	Trustee

S CO., LLC

By:	/s/ JON M. STOUT
Name:	Jon M. Stout
Title::	Manager

By:	/s/ J. RICHARD KNOP
J. Richard Knop

By:	/s/ C.W. GILLULY
C.W. Gilluly

By:	/s/ PETER BELFORD, SR.
Peter Belford, Sr.

By:	/s/ LESE ANN KODGER
Lese Ann Kodger

By:	/s/ GERALD MCNICHOLS
Gerald McNichols